EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF

BIOSANTE PHARMACEUTICALS, INC.

(Pursuant to Section 245 of the General Corporation Law of the State of Delaware)

BioSante Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is BioSante Pharmaceuticals, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the General Corporation Law on April 11, 2001.

SECOND:  That the Corporation’s Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions in the Corporation’s Certificate of Incorporation, as theretofore amended or supplemented, and the provisions of the Corporation’s Restated Certificate of Incorporation.

THIRD:  That the Board of Directors duly adopted resolutions approving the restatement and integration of the Corporation’s Certificate of Incorporation, as theretofore amended or supplemented, pursuant to Section 245 of the General Corporation Law, declaring said restatement and integration to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting forth the proposed restatement and integration is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be restated and integrated in its entirety as follows:

ARTICLE I

The name of the Corporation is BioSante Pharmaceuticals, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle.  The name of its registered agent is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware (the “DGCL”).

ARTICLE IV

The aggregate number of shares of stock which the Corporation shall have authority to issue is Two Hundred Fourteen Million Six Hundred Eighty-Seven Thousand Six Hundred Eighty-Four (214,687,684) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, $0.0001 par value (the “Common Stock”), Four Million Six Hundred Eighty-Seven Thousand Six Hundred Eighty-Four (4,687,684) shares of class C special stock, $0.0001 par value (the “Class C Special Stock”), and Ten Million (10,000,000) shares of preferred stock, $0.0001 par value (the “Preferred Stock”).  Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof.  Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock and in Section 2 of this Article IV, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

Effective upon the later of (i) the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment or (ii) 6:00 p.m., Eastern Daylight Savings Time, on May 31, 2002 (the “Effective Date”), each ten (10) shares of common stock, par value $0.0001 per share, of the Corporation issued and outstanding immediately prior to the Effective Date, shall automatically be reclassified, without any action on the part of the holder thereof, into one fully paid and nonassessable share of common stock, par value $0.0001 per share, and each ten (10) shares of class C special stock, par value $0.0001 per share, of the Corporation issued and outstanding immediately prior to the Effective Date, shall automatically be reclassified, without any action on the part of the holder thereof, into one fully paid and nonassessable share of class C special stock, par value $0.0001 per share (the “Reverse Split”).  The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of common stock or class C special stock issued pursuant to the Reverse Split.  In lieu of any fractional share of common stock to which a stockholder would otherwise be entitled as a result of the Reverse Split, the Corporation shall pay a cash amount equal to the fair value of the fractional share of common stock as of the Effective Date of the Reverse Split which shall be equal to a proportionate interest of the value of a whole share based on the closing sale price of the common stock on the Over-the-Counter Bulletin Board on the Effective Date.  In lieu of any fractional share of class C special stock to which a stockholder would otherwise be entitled as a result of the Reverse Split, the Corporation shall pay a cash amount equal to the fair value of the fractional share of class C special stock as of the Effective Date of the Reverse Split which shall be equal to a proportionate interest of the value of a whole share based on the closing sale price of a share of common stock on the Over-the-Counter Bulletin Board on the Effective Date minus $0.25.

The relative rights, preferences and privileges of the Common Stock and the Class C Special Stock shall be as follows:

1.                                      Dividend Rights

(a)                                  Dividend Rights of Common Stock

The holders of the Common Stock, shall be entitled to receive dividends as and when declared by the directors from time to time out of moneys of the Corporation properly applicable to the payment of dividends and the amount per share of each such dividend shall be determined by the directors of the Corporation at the time of declaration.

(b)                                 Dividend Rights of Class C Special Stock

The holders of the Class C Special Stock shall not be entitled to receive any dividends.

2.                                      Voting Rights

(a)                                  Voting of Common Stock

Subject to the provisions of the DGCL, the holders of the Common Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Corporation and shall be entitled to vote at all meetings of stockholders, except meetings at which only holders of another class of shares are entitled to vote.  Each share of Common Stock shall entitle the holder thereof to one vote.

(b)                                 Voting of Class C Special Stock

Subject to the provisions of the DGCL, the holders of the Class C Special Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Corporation and shall be entitled to vote at all meetings of stockholders, except meetings at which only holders of another class of shares are entitled to vote.  Each Class C share shall entitle the holder thereof to one vote.

3.                                      Purchase Rights

(a)                                  Common Stock Purchase Rights of Class C Special Stock

A holder of Class C Special Stock shall be entitled, in accordance with the provisions hereof, to acquire Common Stock of the Corporation as the same may then be constituted by tendering any of the Class C Special

Stock held and registered in such holder’s name together with $2.50 per share as a result of the Reverse Split (the “Common Stock Purchase Price”) on the basis of one Common Stock for each share of Class C Special Stock and $2.50 as a result of the Reverse Split.  The purchase right herein provided shall be exercised by notice in writing given to the Corporation which notice shall specify the number of shares of Class C Special Stock that the holder desires to have applied to the purchase price of Common Stock.  If any shares of Class C Special Stock are applied to the purchase of Common Stock pursuant to this paragraph, the holder of such shares of Class C Special Stock shall surrender the certificate or certificates representing the shares of Class C Special Stock so applied to the registered office of the Corporation, or to the transfer agent of the Corporation at the time of purchase together with cash or a certified cheque in the amount of $2.50 per share of Common Stock being acquired, and the Corporation shall thereupon issue to such holder certificates representing the number of shares of Common Stock to which the holder became entitled upon such purchase.

4.                                      Adjustment of Purchase Rights and Conversion Rights

(a)                                  In case of any reclassification or redesignation of the Common Stock (hereinafter referred to in this subsection 4(a) as the “Shares”) or change of the Shares into other shares, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other body corporate (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Shares or a change of the Shares into other shares), or in the case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation, the holder of any shares of Class C Special Stock who thereafter shall exercise such holder’s right to purchase Shares pursuant to Section 3 hereof shall be entitled to receive, and shall accept, in lieu of the number of Shares to which such holder was theretofore entitled upon such exercise of such right to purchase or convert, as the case may be, the kind and amount of Shares which such holder would have been entitled to receive as a result of such reclassification, redesignation, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, such holder had been the registered holder of the number of Shares to which such holder was theretofore entitled upon exercising such holder’s right to purchase or convert, as the case may be.  The subdivision or consolidation of Shares at anytime outstanding into a greater or lesser number of Shares shall be deemed not to be a reclassification of the capital of the Corporation for the purposes of this paragraph 4(a).

(b)                                 If and whenever the Shares shall be subdivided into a greater or consolidated into a lesser number of Shares, or the Corporation shall issue Shares (or securities exchangeable for or convertible into Shares) to the holders of all or substantially all of the outstanding Shares by way of a dividend or other distribution of Shares (or securities exchangeable for or convertible into Shares), any holder of shares of Class C Special Stock who has not exercised such holder’s right of purchase pursuant to Section 3 hereof on or prior to the effective date or record date, as the case may be of such subdivision, consolidation, dividend or other distribution, upon the exercise of such right thereafter, shall be entitled to receive, and shall accept, in lieu of the number of Shares to which such holder was theretofore entitled upon such exercise of such right to purchase or convert (and, in the case of a purchase of Shares pursuant to Section 3 hereto, at the Common Stock Purchase Price adjusted in accordance with subsection 5(a) hereof), the aggregate number of Shares that such holder would have been entitled to receive as a result of such subdivision, consolidation, dividend or other distribution as if, on such record date or effective date, as the case may be, such holder had been the registered holder of the number of Shares to which such holder was theretofore entitled upon such exercise of such right to purchase or convert, as the case may be.

5.                                      Adjustment of Purchase Price

If the Corporation shall:

(a)                                  subdivide its outstanding Common Stock (hereinafter referred to in this paragraph 5 as the “Shares”) into a greater number of shares,

(b)                                 consolidate the outstanding Shares into a lesser number of shares, or

(c)                                  issue Shares or securities exchangeable for or convertible into Shares (“convertible securities”) to the holders of all or substantially all of the outstanding Shares by way of a dividend or distribution of Shares or securities convertible into Shares (other than the issue of Shares or convertible securities as dividends paid in the ordinary course), the Common Stock Purchase Price shall, on the effective date of such subdivision or consolidation or on the record date of such dividend or other distribution, as the case may be, be adjusted by multiplying the Common Stock Purchase Price in effect immediately prior to such subdivision, consolidation, dividend or other distribution by a fraction, the numerator of which is the number of outstanding Shares before giving effect to such subdivision, consolidation or stock dividend and the denominator of which is the number of outstanding Shares after giving effect to such subdivision, consolidation, dividend or other distribution (including in the case where convertible securities are distributed, the number of Shares that would have been outstanding had such securities been exchanged for or converted into Shares on such record date).  Such adjustment shall be made successively whenever any event referred to in this Section 5 shall occur.

6.                                      Distribution Rights on Liquidation

If the Corporation is liquidated, dissolved or wound-up or its assets are otherwise distributed among the stockholders by way of repayment of capital, whether voluntary or involuntary and subject to the rights, privileges, and conditions attaching to any series of preference shares of the Corporation:

(a)                                  the holders of the Common Stock shall be entitled to share, equally share for share, in the distribution of the remaining assets of the Corporation; and

(b)                                 the holders of the Class C Special Stock shall not be entitled to share in the remaining assets of the Corporation.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, subject to the voting rights of any series of Preferred Stock.

ARTICLE VI

The Corporation shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other company, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise; provided, however, that the Corporation shall not indemnify any director or officer in connection with any action by such director or officer against the Corporation unless the Corporation shall have consented to such action.  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.  No amendment or repeal of this Article VI shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omission occurring prior to such amendment or repeal.

ARTICLE VII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.  If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.  No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 14th day of October, 2009.

BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Stephen M. Simes
Stephen M. Simes
Its:	President and Chief Executive Officer